Filed Pursuant to Rule 433

Registration Statement No. 333-259782

Pricing Term Sheet

April 1, 2024

Analog Devices, Inc.

$550,000,000 5.050% Senior Notes due 2034

$550,000,000 5.300% Senior Notes due 2054

This pricing term sheet, dated April 1, 2024 (this “Pricing Term Sheet”), should be read together with the preliminary prospectus supplement, dated April 1, 2024 (the “Preliminary Prospectus Supplement”), of Analog Devices, Inc. (the “Issuer”). The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement. Capitalized terms used but not defined in this Pricing Term Sheet shall have the meanings ascribed to them in the Preliminary Prospectus Supplement.

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Issuer:	Analog Devices, Inc.

Security:	5.050% Senior Notes due 2034 (the “2034 Notes”) 5.300% Senior Notes due 2054 (the “2054 Notes” and, together with the 2034 Notes, the “Notes”)

Format:	SEC Registered

Trade Date:	April 1, 2024

Settlement Date (T+2):	April 3, 2024

Maturity Date:	2034 Notes: April 1, 2034 2054 Notes: April 1, 2054

Aggregate Principal Amount:	2034 Notes: $550,000,000 2054 Notes: $550,000,000

Coupon:	2034 Notes: 5.050% 2054 Notes: 5.300%

Price to Public (Issue Price):	2034 Notes: 99.837% of the principal amount 2054 Notes: 99.480% of the principal amount

Pricing Benchmark Treasury:	2034 Notes: UST 4.000% due February 15, 2034 2054 Notes: UST 4.750% due November 15, 2053

Benchmark Treasury Price and Yield:	2034 Notes: 97-14; 4.321% 2054 Notes: 104-21; 4.465%

Spread to Benchmark Treasury:	2034 Notes: 75 basis points 2054 Notes: 87 basis points

Re-offer Yield:	2034 Notes: 5.071% 2054 Notes: 5.335%

Interest Payment Dates:

2034 Notes: Semi-annual in arrears on April 1 and October 1 of each year, beginning on October 1, 2024

2054 Notes: Semi-annual in arrears on April 1 and October 1 of each year, beginning on October 1, 2024

Optional Redemption:

Prior to January 1, 2034 with respect to the 2034 Notes (the date that is three months prior to the maturity date of the 2034 Notes) and October 1, 2053 with respect to the 2054 Notes (the date that is six months prior to the maturity date of the 2054 Notes) (each, a “Par Call Date”), the Issuer may redeem the applicable series of Notes at the Issuer’s option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes of such series matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points (in the case of the 2034 Notes) or 15 basis points (in the case of the 2054 Notes), in each case less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes of such series to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

See the Preliminary Prospectus Supplement for the definition of “Treasury Rate” and for further terms and provisions applicable to optional redemption.

In addition, on or after the applicable Par Call Date, the Issuer will have the right, at its option, to redeem the applicable series of Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes of such series being redeemed plus accrued and unpaid interest thereon to the redemption date.

CUSIP/ISIN:	2034 Notes: 032654 BB0 / US032654BB08 2054 Notes: 032654 BC8 / US032654BC80

Expected Ratings:*	Moody’s: A2 (Stable) S&P: A- (Stable) Fitch: A (Stable)

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	2034 Notes: BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Barclays Capital Inc.
BNP Paribas Securities Corp.

MUFG Securities Americas Inc.

Wells Fargo Securities, LLC

2054 Notes:
BofA Securities, Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Barclays Capital Inc.
BNP Paribas Securities Corp.

Mizuho Securities USA LLC

PNC Capital Markets LLC

Co-Managers:

2034 Notes:

BMO Capital Markets Corp.

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

UBS Securities LLC

Academy Securities, Inc.

Roberts & Ryan, Inc.

CAVU Securities LLC

Guzman & Company

2054 Notes:

BMO Capital Markets Corp.

HSBC Securities (USA) Inc.

MUFG Securities Americas Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

UBS Securities LLC

Wells Fargo Securities, LLC

Academy Securities, Inc.

Roberts & Ryan, Inc.

CAVU Securities LLC

Guzman & Company

*

An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. Each rating of the notes should be evaluated independently of any other rating and of similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The Issuer has filed a Registration Statement (including a prospectus) and the Preliminary Prospectus Supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that Registration Statement, the Preliminary Prospectus Supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus Supplement and the accompanying prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc.  toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, Barclays Capital Inc. toll-free at 1-888-603-5847, or BNP Paribas Securities Corp. toll-free at 1-800-854-5674.

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